Exhibit 99.1

COLUMBIA SPORTSWEAR COMPANY

Schedule of Reclassified Segment Operating Income

(Unaudited)

In the first quarter of 2014, Columbia Sportswear Company (the “Company”) reclassified its segment reporting to reflect changes in its internal management and oversight structure. Certain marketing, product creation and administrative costs incurred by the Company’s corporate offices, previously included in the United States segment, have been allocated to other geographic regions based on appropriate operational metrics. Other such costs not directly or indirectly allocable to regional segments, consisting of expenses incurred by centrally-managed departments including global information systems, finance and legal, executive compensation, unallocated benefit program expense and other miscellaneous costs, are now shown below as unallocated corporate expenses. Prior year amounts have been adjusted to match current year presentation.

The geographic distribution of Columbia Sportswear Company’s income (loss) from operations for each quarter of fiscal 2013, as reported and recast, is summarized in the following tables (in thousands).

	Three Months Ended
	March 31, 2013
	Recast	As Reported
Segment income (loss) from operations:
United States	25,547	8,053
Latin America/Asia Pacific	11,356	7,796
Europe/Middle East/Africa	(5,573)	(5,112)
Canada	3,503	1,991

Total segment income from operations	34,833	12,728
Unallocated corporate expense	(22,105)	—
Interest	132	132
Other non-operating expense	(630)	(630)

Income before income taxes	12,230	12,230

	Three Months Ended		Six Months Ended
	June 30, 2013		June 30, 2013
	Recast	As Reported	Recast	As Reported
Segment income (loss) from operations:
United States	5,415	(11,200)	30,962	(3,147)
Latin America/Asia Pacific	10,558	6,969	21,914	14,765
Europe/Middle East/Africa	(1,558)	(1,163)	(7,131)	(6,275)
Canada	(4,050)	(4,603)	(547)	(2,612)

Total segment income (loss) from operations	10,365	(9,997)	45,198	2,731
Unallocated corporate expense	(20,362)	—	(42,467)	—
Interest	215	215	347	347
Other non-operating expense	(473)	(473)	(1,103)	(1,103)

Income (loss) before income taxes	(10,255)	(10,255)	1,975	1,975

	Three Months Ended		Nine Months Ended
	September 30, 2013		September 30, 2013
	Recast	As Reported	Recast	As Reported
Segment income from operations:
United States	73,571	50,260	104,533	47,113
Latin America/Asia Pacific	11,975	9,199	33,889	23,964
Europe/Middle East/Africa	10,215	11,188	3,084	4,913
Canada	9,919	6,252	9,372	3,640

Total segment income from operations	105,680	76,899	150,878	79,630
Unallocated corporate expense	(28,781)	—	(71,248)	—
Interest	56	56	403	403
Other non-operating income (expense)	417	417	(686)	(686)

Income before income taxes	77,372	77,372	79,347	79,347

	Three Months Ended		Year Ended
	December 31, 2013		December 31, 2013
	Recast	As Reported	Recast	As Reported
Segment income (loss) from operations:
United States	63,862	36,550	168,395	83,663
Latin America/Asia Pacific	21,258	17,932	55,147	41,896
Europe/Middle East/Africa	(6,638)	(5,888)	(3,554)	(975)
Canada	4,446	3,570	13,818	7,210

Total segment income from operations	82,928	52,164	233,806	131,794
Unallocated corporate expense	(30,764)	—	(102,012)	—
Interest	100	100	503	503
Other non-operating expense	(185)	(185)	(871)	(871)

Income before income taxes	52,079	52,079	131,426	131,426